Exhibit 10.16

SITEL WORLDWIDE CORPORATION

RESTRICTED STOCK GRANT PLAN AND AGREEMENT

[US]

This is a Restricted Stock Grant Plan and Agreement (this “Agreement”) effective as of «Certificate_Date», by and between SITEL Worldwide Corporation (the “Company”), a Delaware corporation, 3102 West End Avenue, Suite 1000, Nashville, Tennessee 37203 and «Transferee», who resides at «Address_1», «City», «StProvince» «Postal_Code» (“Employee”).

Recitals

A.      In consideration of Employee’s continued employment with the Company, the Company wishes to grant Employee shares of the common stock of the Company, subject to vesting when there is a Liquidity Event of the Company.

B.      The Company and Employee deem it to be in their mutual best interests to provide for certain restrictions on the transfer of the stock, and for the purchase by the Company of such stock upon the occurrence of certain events. The Company and Employee believe that such restrictions will minimize the business disruption that could result from transfers not made in accordance with this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual benefits and covenants of the parties set forth in this Agreement, the parties agree as follows:

Section 1 -- Definitions

As used in this Agreement:

1.1      “Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person, as determined for purposes of the Securities Act of 1933. For purposes hereof, LLC2 and any successor in interest thereof and Onex Corporation shall be deemed affiliates of the Company.

1.2      “Board” means the Company’s Board of Directors.

1.3      “Cause” means Employee’s employment with the Company is terminated by the Company due to (i) Employee’s material breach of a written agreement between Employee and the Company; (ii) Employee’s conviction of a felony; (iii) Employee’s breach of “insider trading” or other material securities laws; (iv) Employee’s material breach of a Company policy; or (v) Employee’s disparagement of Company.

1.4      “Change in Control” of the Company shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company, other than to an entity controlled by the Company; or (ii) the acquisition by any Person or group of related Persons for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, its Affiliates, LLC2 and/or any Affiliate thereof, singly or as a group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50 percent of the ordinary voting power for the election of directors of the Company.

1.5      “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6      “Committee” means the committee appointed by the Board to administer this Agreement, or, if no committee is appointed, the Board, provided that when and for so long as the Company is subject to reporting requirements of the Exchange Act, the Committee shall be comprised solely of two or more “Non-employee Directors” as defined in Rule 16b-3, as amended, promulgated thereunder.

1.7      “Company” means SITEL Worldwide Corporation or its successors and, for purposes of the definition and application of Change in Control, such corporation and its operating subsidiaries taken as a whole.

1.8      “Disability” means Employee’s inability to perform Employee’s duties for the Company with or without reasonable accommodation by reason of illness, disease, or mental or physical disability or incapacity for a period of 120 consecutive calendar days or 160 non-consecutive calendar days within any 12 month period, provided that Employee will not be considered to have a Disability if the inability to perform duties is on account of Employee’s participation in a war or riot, commission of a felony, suicide attempt, self-inflicted injury or voluntary participation in a hazardous activity.

1.9      “Freely Tradable” with regard to the Stock shall mean such time as any class of the Company’s common stock is admitted to trading or quotation on any of the Toronto Stock Exchange, New York Stock Exchange, NASDAQ, or in each case, any successor thereto, or any other stock exchange or exchanges as may be approved by the Board.

1.10    “Good Reason” means: (a) the Company’s material breach of this Agreement or another agreement with Employee that is not otherwise cured within thirty (30) days after you have delivered written notice of such breach to the Company; (b) a material diminution of Employee’s title, status, reporting relationship, job duties, or compensation, or relocation of the Employee’s office by more than fifty (50) miles, in each case which is not reversed within thirty (30) days after you have delivered written notice of such breach to the Company; or (c) the Company’s failure to pay you on a timely basis any compensation or benefits due and payable to you that is not otherwise paid within thirty (30) days after you have delivered written notice of such failure to the Company.

1.11    “LLC2” means Onex ClientLogic Holdings, LLC, and any successor in interest thereto that is also an Affiliate of Onex Corporation.

1.12    “Liquidity Event” means the first to occur of any of the following: (i) a Change in Control, (ii) the Stock becoming Freely Tradable, or (iii) the liquidation or winding up of the Company.

1.13    “Person” means any person or entity of any nature whatsoever, including but not limited to an individual, firm, company, corporation, partnership or trust.

1.14    “Stock” means shares of the Company’s Class A Voting Common Stock authorized pursuant to the Company’s Certificate of Incorporation.

1.15    “Restriction Period” means the period of time from the date of this Agreement to the date when the restrictions placed on the Restricted Stock in this Agreement lapse as provided in Section 2.2 of this Agreement.

1.16    “Restricted Stock” means Stock granted to Employee in Section 2.1 of this Agreement for which the Restriction Period is still in effect under Section 2.2 of this Agreement.

Section 2 -- Stock Grant

2.1      Grant.  The Company hereby grants to Employee, subject to the restrictions contained in Section 2.2 and elsewhere in this Agreement, «Shares» shares of Stock (each a “Share”, collectively the “Shares”). Such Shares shall be evidenced by stock certificates issued as soon as practicable after the date of this Agreement. The Secretary of the Company shall hold certificates evidencing restricted Shares for Employee’s benefit until the Restriction Period described in Section 2.2 lapses or the Shares are forfeited to the Company in accordance with Section 2.2. In the event of any merger, reorganization, recapitalization, or other change in the corporate structure of the Company affecting the number of Shares of Restricted Stock, or if any securities are received as a dividend on Restricted Stock, new or additional shares or securities shall be subject to the same terms and conditions as the original Restricted Stock.

2.2      Restriction Period.  The Shares granted to Employee shall be Restricted Stock and shall be forfeited to the Company and immediately be surrendered to the Company in the event Employee ceases to be employed by the Company during the Restriction Period, as follows: The Restriction Period shall begin at the inception of this Agreement and shall lapse upon the earliest of the following events to occur:

(i)        A Liquidity Event;

(ii)       Employee’s death or the date Employee becomes Disabled

(iii)      The date Employee’s employment with the Company is terminated by the Company without Cause or by Employee due to Good Reason.

The Shares shall be forfeited if Employee resigns or terminates employment without Good Reason during the Restriction Period.

2.3      Expiration of Restriction Period.  At the expiration of the Restriction Period, the restrictions contained in Section 2.2 of this Agreement shall expire, and the Company shall, subject to the provisions of Sections 2.7 and 2.8, deliver to Employee a certificate evidencing Employee’s ownership of those Shares free of the restrictions.

Notwithstanding the forgoing, in the event lifting of the Restriction Period would cause compensation income to Employee within the meaning of Section 280G of the Internal Revenue Code (as amended) that would cause the Company to lose any of its deduction for compensation paid to Employee, the Restriction Period shall not end, and Employee shall forfeit at the date of the Liquidity Event the minimum number of Shares needed to ensure that no Company deduction is lost under Section 280G, all as determined in good faith by the Company. Such forfeiture shall be of the Shares with respect to which the Restriction Period would lift latest in time.

Company hereby agrees to use reasonable efforts to obtain shareholder approval for the lifting of the Restriction Period for the Shares, and in the event shareholder approval is obtained in compliance with Code Section 280G, the lifting of the Restriction Period for the shares in accordance with this Agreement will be exempt from 280G to the extent of such approval.

2.4      No Assignment; Rights During Restriction Period.  During the Restriction Period, Employee may not sell, transfer, pledge, assign or otherwise dispose of shares of Restricted Stock or rights therein. Any attempt by Employee to sell, transfer, pledge, assign or otherwise dispose of Restricted Stock or rights therein shall cause immediate forfeiture of those Shares of Restricted Stock. Except as provided in the previous sentence, Employee shall have, with respect to Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares and the right to receive all dividends and other distributions with respect to such Shares. Notwithstanding the forgoing, Employee’s Shares may be transferred to Employee’s estate or a beneficiary in the event of Employee’s death during the Restriction Period.

2.5      Taxes.  Employee shall make arrangements satisfactory to the Company to pay to the Company all federal, state, local and other taxes required to be withheld with respect to the Shares granted to Employee pursuant to Section 2.1 or any proceeds thereon at the time such taxes are required to be withheld. As of the date of this Agreement, taxes are required to be withheld as the Restriction Period lapses with respect to the Shares, except to the extent Employee makes an election pursuant to Section 83(b) of the Code to include in Employee’s gross income for federal income tax purposes an amount equal to the fair market value (on the date the Stock is transferred) of the Stock granted to Employee within 30 days of the date of this Agreement. The Company, in its complete discretion, shall have the right to withhold from any payment of any kind otherwise due from the Company to Employee an amount equal to the minimum required withholding tax, and to retain and withhold a number of Shares having a fair market value equal to the amount of such taxes and cancel (in whole or in part) any such Shares so withheld in order to reimburse the Company for any such taxes. The Company’s rights in the preceding sentence shall not relieve Employee of Employee’s obligation to make satisfactory arrangements for satisfaction of withholding obligations as they become due.

2.6      Code Section 83(b) Election.  Employee may, within 30 days of the date of this Agreement, elect in accordance with Code Section 83(b) to include in Employee’s gross income for federal income tax purposes an amount equal to all or a portion of the Fair Market Value (as of the date of this Agreement) of the Shares granted in Section 2.1, provided that Employee may not make such election without arranging for satisfaction of tax withholding obligations created by such election in accordance with Section 2.5.

2.7      Securities Law Compliance.  The Shares granted pursuant to this Agreement shall be granted in accordance with registration requirements of U.S. federal and state securities law, or shall be in accordance with an exemption from those registration requirements. Transferability of such Shares is subject to restrictions imposed by the applicable U.S. federal and state (and other) securities laws, and one or more restrictive legends will be placed on the share certificates. Such restrictive legends shall indicate that the Shares were granted pursuant to this Agreement and transfer of such Shares is subject to the limitations in this Agreement. Employee hereby agrees that he is acquiring such Shares for Employee’s own account for investment and not with the view to any resale or redistribution thereof, and not on behalf of any other person. Employee further agrees not to sell Shares except in accordance with, or pursuant to, an exemption from the registration requirements of the Securities Act of 1933 and any applicable state or other securities laws. The following legend shall be placed upon each certificate evidencing Shares:

An agreement dated as of «Certificate_Date» has been entered into between the shareholder and the Company and has been delivered to the Secretary to be kept on file at the Company’s registered office. That agreement imposes various restrictions upon the transfer of the shares represented by this certificate and creates various options, rights and interests with respect to those shares.

2.8      Offset for Amounts Owed to the Company.  Notwithstanding any provision of this Agreement to the contrary, the Company may transfer to itself or retain Shares having a value equal to any amount reasonably believed by the Company to be owed by Employee to Company. Employee shall forfeit all Shares with respect to which the Restriction Period has not lapsed if Employee is found to have willfully engaged in conduct which the Company finds to be materially and demonstrably injurious to Company, monetarily or otherwise.

2.9      Full-Dilution; Exchange or Conversion; Cooperation.

  (i)      The Shares represented hereby are outstanding and will be taken into account in all outstanding or fully-diluted calculations as required. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, share combination, or other change in the corporate structure of the Company affecting the number or attributes of the outstanding Stock of the Company, such change shall apply to the Shares in the same manner as to all Stock of the Company.

(ii)       In the event of a Change in Control which results in the Stock being exchanged for or converted into securities (the “New Securities”) of another entity (the “New Entity”), which may or may not be an entity subject to U.S. tax and/or securities laws, the issue of any such New Securities is subject to compliance with the laws, rules and regulations of all jurisdictions and regulatory authorities applicable thereto, and to the requirements of any stock exchange or other market on which the New Securities may be listed or quoted. Employee agrees (a) to comply with all applicable laws, rules, regulations and requirements, (b) to furnish to the Company and/or the New Entity any information, report and/or undertakings required to comply with all applicable laws, rules, regulations and requirements and (c) to fully cooperate with the Company and/or the New Entity in complying with all applicable laws, rules, regulations and requirements.

Section 3 -- Additional Restrictions on Transfer – Stockholders’ Agreement.

As a condition to issuance of Shares hereunder, Employee must sign a joinder agreement to be bound by the Company’s Amended and Restated Stockholders’ Agreement dated August 15, 2000, as amended (to the extent such agreement has not been previously signed or joined). The Stockholders’ Agreement includes certain restrictions on transfer of the Shares.

Section 4 -- Administration

4.1      Committee Governance.      This Agreement shall be administered by the Committee.

4.2      Committee to Interpret Plan.    Subject to the provisions of this Agreement, the Committee shall have sole power to (i) construe and interpret the Agreement; (ii) establish, amend or waive rules and regulations for its administration; (iii) determine and accelerate the termination of any Restriction Period; and (iv) correct inconsistencies in the Agreement or in any other instrument relating to the grant of Stock. Notwithstanding the foregoing, no action of the Committee may, without the consent of Employee, adversely affect the rights of Employee.

4.3      Exculpation.  No member of the Board or the Committee shall be liable for actions or determinations made in good faith with respect to the Agreement.

4.4      Decisions Binding.    All determinations and decisions made by the Board or the Committee pursuant to the Plan, including factual determinations, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, Employee and Employee’s estate and assignees.

Section 5 -- Miscellaneous

5.1      Not a Contract of Employment.  This Agreement does not confer on Employee any right to continue in the employment of the Company, nor does it affect in any way the Company’s right to terminate Employee’s employment at any time for any reason or for no reason. Employee retains the right to discontinue Employee’s employment at any time.

5.2      Benefit.  This Agreement shall benefit and bind the Company, its successors and assigns, and Employee and Employee’s heirs, personal representatives, executors, administrators and permitted assigns.

5.3      Headings.  The headings used in this Agreement have been included for ease of reference, and shall not be considered in the interpretation or construction of this Agreement.

5.4      Governing Law.   The laws of the State of Tennessee shall govern the validity, construction, interpretation and enforcement of this Agreement, without regard to or application of its conflicts of law principles.

5.5      Notices.   All notices, approvals, consents and demands required or permitted under this Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail or registered mail, postage prepaid, to the Company at its address shown in the preamble of this Agreement, or to Employee at Employee’s address shown in such preamble, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified or registered mail. Either party may specify a different address by notifying the other party in writing of the different address.

5.6      Pronouns and Number.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.

5.7      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

5.8      Modification.  Subject to Section 4.2, this Agreement may be altered in whole or in part at any time only by amending this Agreement by a written instrument signed by the Company and Employee.

5.9      Complete and Final Agreement.  This Agreement contains the complete and final expression of the agreement between the parties with respect to the subject matter hereof.

5.10    Effect on Other Plans.  Except as may be otherwise and specifically stated in any other employee benefit plan, policy or program, compensation realized under this award shall not be treated as compensation for any purposes of calculating an employee’s benefit under any such plan, policy or program.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

SITEL Worldwide Corporation
(the “Company”)

By:	David L. Beckman, Jr.

Title:	Chief Legal Officer and Secretary

(“Employee”)

«Transferee»